Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI ANNOUNCES THIRD QUARTER EARNINGS RELEASE & TELECONFERENCE; ESTIMATES THIRD QUARTER CATASTROPHE LOSSES

PEORIA, ILLINOIS, October 6, 2021 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that it will release its third quarter 2021 earnings after market close on Wednesday, October 20, 2021.

The company will hold its quarterly conference call to discuss third quarter results on Thursday, October 21, 2021 at 10 a.m. CDT. This call is being webcast by Intrado and can be accessed at https://edge.media-server.com/mmc/p/fyykgewf.

RLI also announced today an estimated range of pretax catastrophe losses of $30 million to $35 million, net of reinsurance, in the third quarter of 2021. These estimates include losses from Hurricane Ida and other catastrophes that occurred during the quarter.

RLI’s loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information available to prepare the estimates. Updated loss estimates related to recent catastrophes will be reflected in RLI’s third quarter 2021 results.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2020.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 46 consecutive years and delivered underwriting profits for 25 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Vice President, Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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